Exhibit 10.2

OMNIBUS AGREEMENT

THIS OMNIBUS AGREEMENT (this “Agreement”) is made and entered into as of the 24th day of June, 2015 (the “Effective Date”), by and among 8point3 Operating Company, LLC, a Delaware limited liability company (the “Operating Company”), 8point3 General Partner, LLC, a Delaware limited liability company (the “YieldCo General Partner”), 8point3 Holding Company, LLC, a Delaware limited liability company (“Holdings”), 8point3 Energy Partners LP, a Delaware limited partnership (the “Partnership”), First Solar, Inc., a Delaware corporation (“First Solar”) and SunPower Corporation, a Delaware corporation (“SunPower” and, together with First Solar, each a “Sponsor” and collectively, the “Sponsors”). The above-named entities are sometimes referred to in this Agreement as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, SunPower and First Solar have entered into that certain Master Formation Agreement, dated as of March 10, 2015 (the “Master Formation Agreement”) and it is a condition to the consummation of the transactions contemplated by the Master Formation Agreement that the Parties enter into this Agreement;

WHEREAS, the Parties desire by execution of this Agreement to evidence their agreement, as more fully set forth in Article II, with respect to (i) the provision of certain services to the Contributed Companies, (ii) the construction, completion, commission, testing and start-up of any Project owned, directly or indirectly, by a Contributed Company and (iii) certain guarantees and other credit support provided by each Sponsor, or its Affiliates, on behalf of one or more Contributed Companies;

WHEREAS, the Parties desire by execution of this Agreement to evidence their agreement, as more fully set forth in Article III, with respect to certain indemnification obligations of each of First Solar and SunPower; and

WHEREAS, the Parties desire by execution of this Agreement to evidence their agreement, as more fully set forth in Article IV, with respect to certain additional matters.

NOW, THEREFORE, in consideration of the mutual covenants set forth in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions. The following terms when used in this Agreement shall have the meanings set forth in this Section 1.1.

“Action” means any action, notice, claim, suit, arbitration, investigation, information, audit, request or proceeding by or before any arbitrator, court, or other Governmental Entity.

“Actual Project Capacity” means, with respect to each Project, the actual capacity (in MW) of such Project as measured by the most recent capacity test performed under such Project’s construction contract, as confirmed (a) by an Independent Engineer or (b) to the extent the Project Company that directly owns such Project is a Joint Venture, by such Project Company (pursuant to such construction contract).

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, the Person in question. As used herein, the term “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise. Notwithstanding anything in the foregoing to the contrary, for purposes of this Agreement, no Sponsor will be deemed to constitute an Affiliate of Holdings, the YieldCo General Partner or any Group Member. Notwithstanding anything in the foregoing to the contrary, SunPower and its Affiliates (other than Holdings, the YieldCo General Partner or any Group Member), on the one hand, and First Solar and its Affiliates (other than Holdings, the YieldCo General Partner or any Group Member), on the other hand, will not be deemed to be Affiliates of one another hereunder unless there is a basis for such Affiliation independent of their respective Affiliation with any Group Member, the YieldCo General Partner or any Affiliate of any Group Member or the YieldCo General Partner.

“Affiliate Service Provider” means any Affiliate of a Sponsor that provides operations and maintenance, asset management, administrative or similar services to any Contributed Company or any other Project Company contributed or sold to the Operating Company, directly or indirectly, by such Sponsor or any Affiliate thereof, or acts as the managing member or similar role of any such Contributed Company or other Project Company pursuant to a Tax Equity Financing or other governance arrangement.

“Agreement” has the meaning set forth in the preamble.

“Board of Directors” has the meaning set forth in the Holdings LLC Agreement.

“Business Day” means Monday through Friday of each week, except that a legal holiday recognized as such by the government of the United States of America or the State of New York shall not be regarded as a Business Day.

“Capacity Buy-Down Amount” means, for each Project listed on Schedule I attached hereto, the “Capacity Buy-Down Amount” set forth on Schedule I in respect of such Project.

“Capacity Buy-Down Damages” has the meaning set forth in Section 2.2(c)(ii).

“Cash Grant” means any payment for specified energy property in lieu of tax credits under Section 1603 of Division B of the American Recovery and Reinvestment Act of 2009, P.L. 111-5, as amended, or any successor provision.

“C&I Project” means any ground-mounted or roof-top distributed solar generation system or systems designed and installed for commercial or industrial applications, which is either leased by, or subject to one or more power purchase agreements with, one or more commercial businesses, industrial companies, academic institutions, government entities, hospitals, non-profits, public entities or other entities that are neither electric utilities nor residential customers who purchase solar power directly from a generation company or a solar power plant.

“Closing” means the consummation of the transactions contemplated by the Master Formation Agreement.

“Closing Date” means the date on which the Closing has occurred.

“Closing Project Value” means, for each Project listed on Schedule I attached hereto, the “Closing Project Value” set forth on Schedule I in respect of such Project.

“COD” means, with respect to a Project, the date on which such Project achieves Commercial Operation.

“COD Delay Damages” has the meaning set forth in Section 2.2(b)(ii).

“Commercial Operation” means, with respect to any Project, (a) the achievement of EPC Completion and (b) the achievement of PPA Completion, in each case, as confirmed (i) by an Independent Engineer or (ii) to the extent the Project Company that directly owns such Project is a Joint Venture, by such Project Company pursuant to such Project’s construction contract or interconnection agreement and power purchase agreement, lease or hedging agreement, as applicable.

“Confidential Information” means all documents, materials, data or other information with respect to the Parties and their Affiliates (including any Joint Venture) which are not generally known to the public; provided that Confidential Information shall not include information that becomes available to a Receiving Party on a non-confidential basis.

“Conflicts Committee” has the meaning set forth in the Partnership Agreement.

“Contracts” means any contract, agreement, license, guarantee, purchase order, sales order, lease (including leases of real and personal property), indenture, promissory note, evidence of Indebtedness, mortgage or instrument of any nature.

“Contributed Company” means (a) with respect to First Solar, the Project Companies identified on Part A of Schedule IV and (b) with respect to SunPower, the Project Companies identified on Part B of Schedule IV.

“Damages” means losses, Liabilities, claims, damages, payments, charges, Taxes, costs and expenses (including costs and expenses of Actions, amounts paid in connection with any assessments, fines, judgments or settlements relating thereto, interest and penalties recovered by a third party with respect thereto, and out-of-pocket expenses and reasonable attorneys’, accountants’ and other experts’ fees and expenses incurred in defending against any such Actions), including all Indemnifiable Tax Equity Payments; provided that Damages shall not include any special, exemplary, incidental, consequential, indirect or punitive losses or damages, except to the extent any of the foregoing (a) shall be payable pursuant to a Third Party Claim or (b) shall constitute lost profits, which would have been available for distribution by the Operating Company, resulting from a failure by any Contributed Company to realize revenues under a Contract to which it is a party.

“Delaware Courts” has the meaning set forth in Section 5.9.

“Disclosing Party” has the meaning set forth in Section 4.1.

“Distributed Cash” has the meaning set forth in the Holdings LLC Agreement.

“Distributed Cash” means, with respect to any Project Company whose interests are owned directly or indirectly by the Operating Company, the aggregate amount of cash distributed to the Operating Company from such Project Company during a given period; provided that in calculating such Project Company’s Distributed Cash, any expenses incurred by the Operating Company, the YieldCo General Partner, the Partnership or any of their Affiliates directly on behalf of such Project Company during such period, and not reimbursed by the Project Company during such period, shall be deducted from the amount of cash actually distributed by such Project Company. Notwithstanding the foregoing, Extraordinary Proceeds distributed to the Operating Company shall not be treated as Distributed Cash unless agreed by the Operating Company.

“Distributed Cash Shortfall” means, with respect to each Sponsor, the positive difference (if any) calculated in respect of any Fiscal Year of (a) the Modeled Distributed Cash projected to be generated during such Fiscal Year by the Projects owned, in whole or in part, by such Sponsor’s Contributed Companies less (b) the aggregate amount of all Distributed Cash generated during such Fiscal Year by such Projects. For purposes of calculating Distributed Cash Shortfall with respect to a Sponsor, Distributed Cash generated by the Projects owned, in whole or in part, by such Sponsor’s Contributed Companies shall include Distributed Cash distributed from Projects contributed or sold to the Operating Company, directly or indirectly, by such Sponsor or any Affiliate thereof in accordance Section 6.3(a) of the Holdings LLC Agreement, solely to the extent such Distributed Cash was intended to make-up a shortfall in Distributed Cash from a Project owned, in whole or in part, by any of such Sponsor’s Contributed Companies, and which shortfall resulted from such Extraordinary Event.

“Effective Date” has the meaning set forth in the preamble.

“Electricity” means electric energy, measured in kWh.

“EPC Completion” means, with respect to each Project (or in the case of a C&I Project, all of the solar generation systems within such C&I Project), substantial completion or similar milestone (including, for example, block or phase completion for each block or phase of such Project) under each construction contract for the construction of such Project or Residential System.

“Extraordinary Event” means, with regard to any Project, any cause or event which results in the reduction of the remaining Forecasted Distributed Cash from such Project, including the following causes and events: (a) any sale or incurrence of Indebtedness; (b) acts of God, strikes, lockouts, or other industrial disputes or disturbances, acts of the public enemy, wars, blockades, insurrections, civil disturbances and riots, epidemics, landslides, lightning, earthquakes, fires, tornadoes, hurricanes, storms, floods and washouts; (c) arrests, orders, requests, directives, restraints and requirements of governments and government agencies and people, either federal or state, civil and military; (d) any application of government conservation or curtailment rules and regulations; (e) any property or other tax increase; (f) explosions, sabotage, breakage, malfunction, degradation, accidents, casualty or condemnation to or underperformance for any reason of equipment, machinery, transmission systems, plants or facilities; (g) loss or nonperformance of contractual rights or permits; and (h) compliance with any court order, or any law, statute, ordinance, regulation or order promulgated by a governmental authority having or asserting jurisdiction.

“Extraordinary Proceeds” means: (a) the aggregate cash proceeds received by the Operating Company or any Project Company in respect of any sale of an interest in a Project or Joint Venture; (b) any cash proceeds received by the Operating Company or any Project Company with respect to the incurrence or issuance of any Indebtedness by the Operating Company or such Project Company; and (c) the cash proceeds (other than proceeds from business interruption insurance) received by the Operating Company or any Project Company from any (i) event which causes any material property or asset owned by the Operating Company or any Project Company to be damaged, destroyed or rendered unfit for normal use or (ii) compulsory transfer or taking, or transfer under threat of compulsory transfer or taking, of any material property or asset owned by the Operating Company or any Project Company, by any governmental authority.

“Financing Party” means any and all Persons, or the agents or trustees representing them, providing senior or subordinated debt or tax equity financing or refinancing (including letters of credit, bank guaranties or other credit support).

“First Solar” has the meaning set forth in the preamble.

“Fiscal Year” has the meaning set forth in the Holdings LLC Agreement.

“FS Project Model” means the financial model for the Contributed Companies of First Solar, which is included in the “Master Project Model” (as defined in the Holdings LLC Agreement).

“GAAP” means United States generally accepted accounting principles.

“Governmental Entity” means any (a) multinational, federal, national, provincial, territorial, state, regional, municipal, local or other government, governmental or public department, central bank, court, tribunal, arbitral body, commission, administrative agency, board, bureau, agency or other statutory body, domestic or foreign, (b) subdivision, agent, commission, board, or authority of any of the foregoing, or (c) quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under, or for the account of, any of the foregoing (including the New York Stock Exchange and NASDAQ Stock Market), in each case, that has jurisdiction or authority with respect to the applicable party or the Projects.

“Guaranteed Project Capacity” means, for each Project listed on Schedule I attached hereto, the “Guaranteed Project Capacity” set forth on Schedule I in respect of such Project.

“Group Member” means a member of the YieldCo Group.

“Group Member Agreement” means the partnership agreement of any Group Member or Joint Venture, including the Partnership Agreement, that is a limited or general partnership, the limited liability company agreement of any Group Member or Joint Venture that is a limited liability company, the certificate of incorporation and bylaws or similar organizational documents of any Group Member or Joint Venture that is a corporation, the joint venture agreement or similar governing document of any Joint Venture or Group Member that is a joint venture and the governing, organizational or similar documents of any other Group Member that is a Person other than a limited or general partnership, limited liability company, corporation or joint venture, as such documents may be amended, supplemented or restated from time to time.

“Holdings” has the meaning set forth in the preamble.

“Holdings LLC Agreement” means the Amended and Restated Limited Liability Company Agreement of 8point3 Holding Company, LLC, as it may be further amended, modified, supplemented or restated from time to time.

“Indebtedness” of any Person at any date means, without duplication, all obligations and indebtedness of that Person as of that date (a) for borrowed money (other than trade debt and other accrued current liabilities or obligations incurred in the ordinary course of business); (b) evidenced by a note, bond, debenture or similar instrument; (c) created or arising under any capital lease, conditional sale, earn out or other arrangement for the deferral of purchase price of any property; (d) under letters of credit, banker’s acceptances or similar credit transactions; (e) under interest rate protection agreements or similar agreements, or foreign currency or commodity hedge, exchange or similar agreements of such Person (excluding power purchase and sales agreements); (f) for any other Person’s obligation or indebtedness of the same type as any of the foregoing, whether as obligor, guarantor or otherwise; (g) for interest on any of the foregoing and (h) for any premiums, prepayment or termination fees, expenses or breakage costs due upon prepayment of any of the foregoing.

“Indemnifiable Tax Equity Payment” means (without duplication) (a) any payment by a Contributed Company or a member of the YieldCo Group under any Tax Equity Financing agreement that is made as the result of, or any distribution to any other Person of cash to which the Operating Company would have been entitled but for, (i) any inaccuracy or breach of any representation, warranty, covenant or similar provision of such agreement or (ii) any indemnification obligation, post-Closing contribution obligation or payment obligation on the part of such Contributed Company or member of the YieldCo Group under any such Tax Equity Financing agreement, including in each case any payment made as the result of a change in the allocation of U.S. federal income tax credits, but excluding in each case any amounts paid by a Contributed Company to any investor in a Tax Equity Financing in consideration of its redemption, resignation or withdrawal of interests from such Contributed Company, and (b) any Tax Equity Purchase Shortfall; provided, however, that the Parties hereby agree that in no event shall any payment, liability, or other Damages whatsoever which would not have arisen or been incurred but for any action of the Operating Company, the Partnership or the non-indemnifying Sponsor (or its direct and indirect subsidiaries holding interests in the Operating Company), following Closing be considered included in this definition of Indemnifiable Tax Equity Payment; provided, further, that the making of any representation or warranty in any such agreement shall not itself constitute an “action” subject to the preceding proviso.

“Indemnified Party” means any Person that may seek indemnification under this Agreement.

“Indemnifying Party” means a Person against which indemnification may be sought under this Agreement.

“Independent Engineer” means a nationally-recognized independent engineering firm which, in the case of any matter required to be confirmed by such Independent Engineer in respect of a Project owned by a Contributed Company, shall be reasonably acceptable to the Sponsor other than such Contributed Company’s Sponsor, and the cost of which shall be borne by such Contributed Company’s Sponsor. Each Sponsor agrees that the “Independent Engineer” may be the engineering firm acting as the “Lender’s Engineer” or “Investor’s Engineer” (or similar role) in connection with a debt or tax equity financing in connection with such Project to the extent such firm acknowledges (in writing) the ability of such Sponsor to rely thereon for purposes of such confirmation.

“Joint Venture” means a joint venture that is not a Subsidiary and through which the Operating Company or any Project Company conducts its business and operations and in which the Operating Company or any such Project Company, as applicable, owns an equity interest.

“Laws” means any and all applicable (a) laws, constitutions, treaties, statutes, codes, ordinances, principles of common law and equity, rules, regulations and municipal bylaws whether domestic, foreign or international, (b) judicial, arbitral, administrative, ministerial, departmental and regulatory judgments, orders, writs, injunctions, decisions, and awards of any Governmental Entity, and (c) policies, practices and guidelines of any Governmental Entity which, although not actually having the force of law, are considered by such Governmental Entity as requiring compliance as if having the force of law, and the term “applicable,” with respect to such Laws and in the context that refers to one or more Persons, means such Laws that apply to such Person or Persons or its or their business, undertaking, property or securities at the relevant time and that emanate from a Governmental Entity having jurisdiction over the Person or Persons or its or their business, undertaking, property or securities.

“Liability” means any and all Indebtedness, liabilities and obligations of any nature whatsoever, whether known or unknown, direct or indirect, asserted or unasserted, fixed, absolute or contingent, matured or unmatured, accrued or unaccrued, liquidated or unliquidated, or due or to become due, whenever or wherever arising. For the avoidance of doubt, any Liabilities arising in connection with an obligation to pay a Tax shall include any interest and penalties associated therewith.

“Management Services Agreements” means (a) the Management Services Agreement Date among the Operating Company, the Partnership, YieldCo General Partner, Holdings and First Solar 8point3 Management Services, LLC, and (b) the Management Services Agreement among the Operating Company, the Partnership, YieldCo General Partner, Holdings and SunPower Capital Services, LLC, as each such agreement may be further amended, modified, supplemented or restated from time to time.

“Master Formation Agreement” has the meaning set forth in the recitals.

“Minimum Project Capacity” means for each Project listed on Schedule I attached hereto, the “Minimum Project Capacity” set forth on Schedule I in respect of such Project.

“Modeled Distributed Cash” means (i) with respect to any Project located in the United States that is held directly or indirectly by the Operating Company, the amount set forth under the heading “Pre-Tax Cash Available for Distribution” on the Closing Master Project Model (as defined in the Master Formation Agreement) or on the project model related to such Project approved by the Conflicts Committee, as applicable, and (ii) with respect to any Project located outside the United States that is acquired directly or indirectly by the Operating Company, the amount set forth under the heading “Cash Available for Distribution” on the project model related to such Project approved by the Conflicts Committee; provided, however, that the “Modeled Distributed Cash” for any Project contributed to the Operating Company by a Sponsor or any Affiliate thereof pursuant to Section 6.3(a) of the Holdings LLC Agreement shall be deemed to equal zero.

“MW” means megawatts.

“Operating and Administrative Agreements” means a Project’s operations and maintenance agreements, administrative services agreements and other operations, maintenance and administrative agreements, as well as any agreements for construction, engineering, design or procurement services in connection with such Project.

“Operating Company” has the meaning set forth in the preamble.

“Partnership” has the meaning set forth in the preamble.

“Partnership Agreement” means the Amended and Restated Agreement of Limited Partnership of 8point3 Energy Partners LP, as it may be further amended, supplemented or restated from time to time.

“Party” or “Parties” has the meaning set forth in the preamble.

“Person” means an individual or a corporation, firm, limited liability company, partnership, joint venture, trust, estate, unincorporated organization, association, government agency or political subdivision thereof or other entity.

“PPA Completion” means, with respect to each Project, Commercial Operation or similar milestone under each interconnection agreement and power purchase agreement, lease or hedging agreement pursuant to which such Project delivers or transmits Electricity.

“Pre-COD True-Up Damages” has the meaning set forth in Section 2.2(b)(i).

“Project” means a Utility Scale Project, C&I Project, Residential Project, Utility Project Site or any other asset or project that is designated as a “Project” pursuant to the Holdings LLC Agreement.

“Project Company” means a corporation, limited liability company, partnership, joint venture, trust or other entity which is a Subsidiary or Joint Venture of the Operating Company and the direct or indirect owner of a Project.

“Project Operations Committee” has the meaning set forth in the YieldCo General Partner LLC Agreement.

“Projected Distributed Cash” means, with respect to any Project Company, the aggregate amount of cash projected to be distributed to the Operating Company by such Project Company during a given period, as determined by the most recent financial model of such Project; provided that in calculating such amounts, any expenses expected to be incurred by the Operating Company, the YieldCo General Partner, the Partnership or any of their Affiliates directly on behalf of such Project Company during such period, and not projected to be reimbursed by the Project Company during such period, shall be deducted from the amount of cash projected to be distributed by such Project Company.

“Qualified Offering Costs” means any cost which would constitute a “Qualified Expense” (as defined in the Master Formation Agreement).

“Receiving Party” has the meaning set forth in Section 4.1.

“Representatives” has the meaning set forth in Section 4.1.

“Recoveries” has the meaning set forth in Section 3.4(d).

“Residential Project” means a portfolio of Residential Systems owned directly or indirectly by a Contributed Company.

“Residential System” means any ground-mounted or roof-top distributed solar generation system designed and installed for residential applications, which is leased by, or subject to a power purchase agreement with, the owner of a residence for the purpose of generating Electricity for that residence.

“Scheduled COD” means for each Project listed on Schedule I attached hereto, the “Scheduled COD” set forth on Schedule I in respect of such Project.

“SP Project Model” means the financial model for the Contributed Companies of SunPower, which is included in the “Master Project Model” (as defined in the Holdings LLC Agreement).

“Specified Affiliate Bonuses” means (a) with respect to First Solar, any “Energy Performance Test Bonus” or “Effective Availability Guarantee Bonus,” or any similar bonus, to the extent paid to First Solar or any Affiliate thereof (including First Solar Electric (California), Inc.), in its role as contractor, operator or vendor under any engineering, procurement and construction contract, operating and maintenance agreement, or similar agreement, entered into between First Solar or its Affiliate, as contractor, operator or vendor, and any Contributed Company contributed, directly or indirectly, by First Solar or any Affiliate thereof, and (b) with respect to SunPower, any “Performance Bonus,” “Bonus Payment” or any similar bonus, to the extent paid to

SunPower or any Affiliate thereof (including SunPower Corporation, Systems), in its role as operator or contractor under any performance guarantee agreement, engineering, procurement and construction contract, or similar agreement, entered into between SunPower or its Affiliate, as operator or contractor, and any Contributed Company contributed to the Operating Company, directly or indirectly, by SunPower or any Affiliate thereof.

“Specified Credit Support” means (a) in the case of First Solar, the guarantees and other credit support set forth on Part A of Schedule III and (b) in the case of SunPower, the guarantees and other credit support set forth on Part B of Schedule III.

“Specified Credit Support Requirements” has the meaning set forth in Section 2.3(a).

“Specified Services” means, with respect to any Project owned, directly or indirectly, by a Contributed Company or any other Project Company contributed or sold to the Operating Company, directly or indirectly, by such Sponsor or any Affiliate of such Sponsor, (a) all construction, engineering, design and procurement services, and any equipment supply services, provided in connection with or arising out of any expansion or upgrade of such Project, and (b) any operation and maintenance services and administrative services, in each case, not otherwise provided pursuant to any Operating and Administrative Agreement then in effect (other than any such services previously provided to a Project by a Person Affiliated with a Sponsor pursuant to an Operating and Administrative Agreement that was terminated prior to the expiration thereof).

“Sponsor” has the meaning set forth in the preamble.

“Subsidiary” means, with respect to any Person, (a) a corporation of which more than fifty percent (50%) of the voting power of shares entitled (without regard to the occurrence of any contingency) to vote in the election of directors or other governing body of such corporation is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person or a combination thereof, (b) a partnership (whether general or limited) in which such Person or a Subsidiary of such Person is, at the date of determination, a general or limited partner of such partnership, but only if such Person, one or more Subsidiaries of such Person, or a combination thereof, controls such partnership on the date hereof, or (c) any other Person (other than a corporation or a partnership) in which such Person, directly or by one or more Subsidiaries of such Person, or a combination thereof, directly or indirectly, at the date of determination, has the power to elect or direct the election of a majority of the directors or other governing body of such Person.

“SunPower” has the meaning set forth in the preamble.

“Tax” or “Taxes” shall mean any federal, state, local or foreign taxes and other taxes, charges, fees, duties, levies or other assessments, imposts, deductions, withholdings, including, without limitation, income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, leasing, fuel, and utility taxes, unclaimed property or escheat obligations, or other governmental charges of any kind whatsoever, that are imposed by any Governmental Entity of any country or political subdivision of any country, including any interest, penalty or addition thereto, whether disputed or not.

“Tax Equity Breach” means (a) with respect to First Solar, the occurrence of any event resulting in an Indemnifiable Tax Equity Payment with respect to any Contributed Company of First Solar, and (b) with respect to SunPower, the occurrence of any event resulting in an Indemnifiable Tax Equity Payment with respect to any Contributed Company of SunPower.

“Tax Equity Financing” means (a) in the case of First Solar, those transactions described in Part A of Schedule II, and (b) in the case of SunPower, those transactions described in Part B of Schedule II.

“Tax Equity Purchase Shortfall” means the difference of (a) the purchase price payable by any member of the YieldCo Group to a Sponsor or any Affiliate thereof in respect of the acquisition of any Contributed Company less (b) the aggregate amount of (i) all proceeds received by the YieldCo Group pursuant to a Tax Equity Financing in respect of such Contributed Company and (ii) all equity contribution proceeds received by the YieldCo Group from, or on behalf of, such Sponsor or any Affiliate thereof, in each case, to the extent such Tax Equity Financing proceeds and equity contribution proceeds were contemplated to fund the payment of such purchase price.

“Third Party Claim” has the meaning set forth in Section 3.3(a).

“Utility Project Site” means the real property on which a Utility Scale Project is situated, provided that such real property and the Utility Scale Project are separately owned.

“Utility Scale Project” means any wholesale solar energy production facility that is neither a C&I Project nor a Residential Project, including the rights to the site on which the facility is located, the other assets, tangible and intangible, that compose such facility and the transmission and interconnection facilities connecting the Project to an electric utility or other wholesale power offtaker.

“YieldCo General Partner” has the meaning set forth in the preamble.

“YieldCo General Partner LLC Agreement” means the Amended and Restated Limited Liability Company Agreement of 8point3 General Partner, LLC, as it may be further amended, modified, supplemented or restated from time to time.

“YieldCo Group” means, collectively, the Partnership and its Subsidiaries.

Section 1.2 Construction; Interpretation.

Except where expressly provided or unless the contract otherwise necessarily requires, in this Agreement:

(a) Reference to a given Article, Section, clause or Schedule is a reference to an Article, Section, clause or Schedule of this Agreement, unless otherwise specified. The Schedules attached to this Agreement are hereby incorporated by reference into this Agreement and form part hereof. The terms “hereof”, “herein”, “hereunder” and “herewith” refer to this Agreement as a whole (including Schedules I and II).

(b) Unless otherwise specifically indicated or the context otherwise requires, (i) all references to “dollars” or “$” mean United States dollars, (ii) words importing the singular shall include the plural and vice versa, and words importing any gender shall include all genders, (iii) all references to “days” means calendar days, (iv) “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation,” and (v) all words used as accounting terms shall have the meanings assigned to them under GAAP applied on a consistent basis and as amended from time to time.

(c) If any date on which any action is required to be taken hereunder by any of the Parties hereto is not a Business Day, such action shall be required to be taken on the next succeeding day that is a Business Day.

(d) Reference to a given agreement, instrument, document or Law is a reference to that agreement, instrument, document or Law as modified, amended, supplemented and restated through the date as of which such reference is made, and, as to any Law, any successor Law.

(e) Reference to a Person includes its predecessors, successors and permitted assigns. Any reference to any federal, state, local, or foreign Law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.

(f) The word “will” shall be construed to have the same meaning and effect as the word “shall.” The word “or” shall not be exclusive.

(g) Amounts calculated or determined under this Agreement shall be without double-counting.

(h) No provision of this Agreement will be interpreted in favor of, or against, any of the Parties to this Agreement by reason of the extent to which any such Party or its counsel participated in the drafting thereof or by reason of the extent to which any such provision is inconsistent with any prior draft of this Agreement, and no rule of strict construction will be applied against any Party hereto.

(i) No person will be required to take any action, or fail to take any action, if to do so would violate any Law.

ARTICLE II

SERVICE-RELATED MATTERS; COMMERCIAL OPERATIONS; CREDIT SUPPORT

Section 2.1 Service-Related Matters.

(a) Subject to this Section 2.1(a), to the extent permitted under any applicable Group Member Agreement, each Sponsor shall have the exclusive right to perform, itself or through one or more designees, Specified Services on behalf of such Sponsor’s Contributed

Companies or any other Project Company contributed or sold to the Operating Company, directly or indirectly, by such Sponsor or any Affiliate thereof. If any Contributed Company or other Project Company desires to obtain Specified Services, the Operating Company shall notify the applicable Sponsor thereof. If such Sponsor elects, no later than thirty (30) days after receipt of such notice, to perform such Specified Services, such Sponsor and such Contributed Company or other Project Company (as applicable) shall enter into a definitive agreement with respect to such Specified Services, which agreement, unless otherwise expressly approved by the Board of Directors or a committee thereof, shall (a) be in writing, (b) contain market-based terms and (c) be administered on an arm’s length basis. Notwithstanding anything herein to the contrary, this Section 2.1(a) shall cease to apply to any Sponsor that does not own, directly or indirectly, at least fifty percent (50%) of the “Management Units” (as defined in the Holdings LLC Agreement).

(b) Each Sponsor agrees that it will not permit any Affiliate Service Provider to cause a Contributed Company or any other Project Company to take any action or forebear from taking any action which, pursuant to the YieldCo GP LLC Agreement, such Contributed Company or other Project Company could not have taken, or failed to take, absent the approval of the Board of Directors or the Project Operations Committee (except to the extent such approval has previously been granted).

(c) Each Sponsor agrees to cause its Affiliate Service Providers to cooperate with and provide requested information and data to each of First Solar 8point3 Management Services, LLC and SunPower Capital Services, LLC (or any successor thereto), as such Person may reasonably request in connection with performing its obligations under the Management Services Agreements, including for the purpose of preparing financial books and records, preparing and filing tax returns and performing other tax-related services.

(d) Each Sponsor agrees to cause each Contributed Company or other Project Company contributed, directly or indirectly, by such Sponsor or its Affiliate to be provided with the services described under the heading “Taxes” in Schedule II to the Management Services Agreement of First Solar 8point3 Management Services, LLC (to the extent each such service is applicable to such Contributed Company or other Project Company, and as though it were the “Service Recipient” under such Management Services Agreement).

Section 2.2 Commercial Operation.

(a) To the extent any Project listed on Schedule I has not achieved Commercial Operation, such Contributed Company’s Sponsor shall, and shall cause its Affiliates to, take all actions necessary for such Project to achieve Commercial Operation on or prior to its Scheduled COD (or on such other schedule as mutually agreed in writing by each Sponsor and the Operating Company). Such Sponsor or its Affiliates shall pay or, to the extent paid by the Operating Company or any Affiliate of the Operating Company, reimburse the Operating Company for any and all costs required for such Project to achieve Commercial Operation (including the cost of providing any credit support), except to the extent any such costs arise out of any action by the Operating Company or its Affiliates which was not taken at the direction of such Sponsor. Such costs shall be payable by the applicable Sponsor, or its Affiliate, within ten (10) Business Days following receipt of an invoice from the Operating Company setting forth any such amounts.

(b) With respect to any Project listed on Schedule I for which the Scheduled COD will occur after the Effective Date:

(i) the Sponsor that, directly or indirectly, contributed such Project to the Operating Company shall pay to the Operating Company an amount equal to the positive difference (if any) of the Projected Distributed Cash for such Project during the period beginning on the Effective Date until such Project’s Scheduled COD less the amount of Distributed Cash attributable to such Project during such period (such amount, “Pre-COD True-Up Damages”); and

(ii) to the extent any Project listed on Schedule I fails to achieve Commercial Operation on or prior to such Project’s Scheduled COD, the Sponsor that contributed such Project to the Operating Company shall pay to the Operating Company an amount equal to the positive difference (if any) of the Projected Distributed Cash for such Project during the period beginning on such Project’s Scheduled COD until such Project’s COD less the amount of Distributed Cash attributable to such Project during such period (such amounts, “COD Delay Damages”).

Pre-COD True-Up Damages shall be paid in respect of each applicable Project by its Sponsor no later than the 45th day after the Scheduled COD for such Project. COD Delay Damages shall be paid quarterly by each Sponsor (as applicable), in arrears, no later than the 45th day after the last day of the applicable quarter.

(c) To the extent any Project listed on Schedule I has not achieved Commercial Operation on or prior to the day that is one (1) year after such Project’s Scheduled COD:

(i) the Sponsor that contributed such Project to the Operating Company shall have no obligations (A) to incur further costs required for such Project to achieve Commercial Operation, under Section 2.2(a), or (B) to pay COD Delay Damages, under Section 2.2(b)(ii), in each case, with respect to any period on or after the first (1st) anniversary of such Project’s Scheduled COD; and

(ii) no later than the 45th day after the last day of the quarter in which such first (1st) anniversary occurs, such Sponsor shall pay to the Operating Company an amount equal to:

(A) in the event (I) such Project’s Actual Project Capacity fails to equal the Minimum Project Capacity for such Project, or (II) such Project has not yet achieved PPA Completion, the product of (x) the Guaranteed Project Capacity for such Project multiplied by (y) the Capacity Buy-Down Amount for such Project; or

(B) in all other cases, the product of (x) the positive difference (measured in MW) of (1) the Guaranteed Project Capacity for such Project less (2) such Project’s Actual Project Capacity, multiplied by (y) the Capacity Buy-Down Amount for such Project;

less, in the case of either clause (ii)(A) or (ii)(B) above, the amount of any “capacity liquidated damages” (1) paid by the contractor to the applicable Contributed Company under the construction contract for such Project and (2) which constitute Distributed Cash (the result of the calculation in clause (ii)(A) or (ii)(B) of this Section 2.2(c), “Capacity Buy-Down Damages”).

(d) If a Sponsor pays Capacity Buy-Down Damages in respect of a Project pursuant to clause (ii)(A) of Section 2.2(c), such Sponsor shall have the right to repurchase such Project from the Operating Company. Any such repurchase (i) shall be effected pursuant to an assignment of the equity of the applicable Contributed Company, (ii) shall be on an “as is, where is” basis, without any representations or warranties on the part of the Operating Company and (iii) following receipt by the Operating Company of the Capacity Buy-Down Damages, shall not require payment of any additional consideration.

(e) The Parties agree that the Operating Company’s actual damages in the event that any Project listed on Schedule I fails to achieve Commercial Operation on or prior to such Project’s Scheduled COD, or otherwise generates Distributed Cash in an amount less than its Projected Distributed Cash during the period from the Effective Date until its Scheduled COD, would be extremely difficult or impracticable to determine. The Parties agree that the Pre-COD True-Up Damages, COD Delay Damages and Capacity Buy-Down Damages are in the nature of liquidated damages and are a reasonable and appropriate measure of the damages that the Operating Company would incur as a result of any such failure, and do not represent a penalty.

Section 2.3 Credit Support.

(a) Each Sponsor agrees to provide and maintain, or cause to be provided and maintained, on behalf of the applicable Contributed Company, the Specified Credit Support in accordance with the terms and conditions of the applicable agreements, governmental approvals or other requirements pursuant to which the applicable Contributed Company is obligated to provide any such Specified Credit Support (the “Specified Credit Support Requirements”).

(b) Upon any draw made on any Specified Credit Support, the applicable Sponsor shall provide written notice to the Operating Company of such draw and the amount thereof, and the Operating Company shall, or shall cause the applicable Contributed Company to, reimburse the Sponsor for the amount of any such draw by the fifth (5th) Business Day after receiving such notice; provided that the Operating Company shall have no reimbursement obligation under this Section 2.3(b) to the extent such draw resulted from any failure by the Sponsor to maintain the Specified Credit Support in accordance with the Specified Credit Support Requirements.

(c) The Operating Company shall reimburse each Sponsor for all reasonable out-of-pocket costs incurred by such Sponsor and any Affiliate thereof in maintaining the applicable Specified Credit Support. Each Sponsor shall send written notice to the Operating Company no more frequently than once each calendar quarter containing a computation of such costs. The Operating Company shall remit the corresponding payment to the applicable Sponsor no later than fifteen (15) days following delivery of such notice.

(d) The Operating Company shall, and shall cause each member of the YieldCo Group to, ensure that any Specified Credit Support Requirement is not amended, restated, modified, supplemented or waived in any manner that would expand, increase, extend or otherwise alter in any respect the obligations set forth in, guaranteed or covered by, or in respect of which recourse is available under, any Specified Credit Support, unless the Operating Company first obtains the consent of the applicable Sponsor (which shall not be unreasonably withheld).

ARTICLE III

INDEMNIFICATION AND RELATED MATTERS

Section 3.1 Indemnification by First Solar.

(a) Subject to the other terms and limitations set forth in this Article III, First Solar shall indemnify, defend and hold harmless the Operating Company from and against any and all Damages incurred or sustained by the YieldCo Group to the extent arising out of, relating to or resulting from:

(i) with respect to any Contributed Company of First Solar, (A) the inapplicability or unavailability of any exclusion from, exemption from, or other reduction in the (I) base of, or (II) liability for, any ad valorem, property or similar tax or assessment to the extent such exclusion, exemption, or reduction is reflected in the FS Project Model, or (B) any reassessment with respect to any ad valorem, property, or similar tax or assessment to the extent such reassessment is not reflected in the FS Project Model; provided, however, the Parties hereby agree that in no event shall this indemnity apply to any Damages arising as the result of, or that otherwise would not have been incurred except through, (1) any action of the Operating Company or the Partnership following Closing (excluding the Partnership acquiring fifty percent (50%) or more of the Operating Company), or (2) any change in Laws following Closing;

(ii) any Tax Equity Breach with respect to any Contributed Company of First Solar;

(iii) any Specified Affiliate Bonus of First Solar; provided that with respect to any Specified Affiliate Bonus paid by or on behalf of any Contributed Company identified at Part C of Schedule IV, the amount payable by First Solar pursuant to this Section 3.1(a)(iii) shall be limited to the percentage set forth in respect of such Contributed Company on Part C of Schedule IV multiplied by the amount of such Specified Affiliate Bonus; and

(iv) fifty percent (50%) of all Qualified Offering Costs incurred by the YieldCo Group.

(b) Notwithstanding anything to the contrary contained in this Agreement:

(i) First Solar shall have no indemnification obligations with respect to any claim pursuant to Section 3.1(a) unless First Solar receives notice of such claim, in compliance with Section 3.3, from the Operating Company no later than the date that is sixty (60) days after the expiration of the applicable statute of limitations (including any valid extensions with respect thereto);

(ii) with respect to each Project owned, in whole or in part, by a First Solar Contributed Company, the maximum Damages payable by First Solar with respect to the indemnification of claims regarding such Project pursuant to Section 3.1(a) shall be the Closing Project Value thereof; and

(iii) the maximum Damages payable by First Solar under Section 3.1(a) with respect to all claims for Damages incurred or sustained by the YieldCo Group during any Fiscal Year shall not exceed the Distributed Cash Shortfall for First Solar in respect of such Fiscal Year.

Section 3.2 Indemnification by SunPower.

(a) Subject to the other terms and limitations set forth in this Article III, SunPower shall indemnify, defend and hold harmless the Operating Company from and against any and all Damages incurred or sustained by the YieldCo Group to the extent arising out of, relating to or resulting from:

(i) with respect to any Contributed Company of SunPower, (A) the inapplicability or unavailability of any exclusion from, exemption from, or other reduction in the (I) base of, or (II) liability for, any ad valorem, property or similar tax or assessment to the extent such exclusion, exemption, or reduction is reflected in the SP Project Model, or (B) any reassessment with respect to any ad valorem, property, or similar tax or assessment to the extent such reassessment is not reflected in the SP Project Model; provided, however, the Parties hereby agree that in no event shall this indemnity apply to any Damages arising as the result of, or that otherwise would not have been incurred except through, (1) any action of the Operating Company or the Partnership following Closing (excluding the Partnership acquiring fifty percent (50%) or more of the Operating Company), or (2) any change in Laws following Closing;

(ii) any Tax Equity Breach with respect to any Contributed Company of SunPower;

(iii) the occurrence of any event resulting in the repayment of all or any portion of any Cash Grant (including interest and penalties) with respect to any Contributed Company of SunPower, except to the extent such Damages would not have arisen or been incurred but for any action of the Operating Company, the Partnership or the non-indemnifying Sponsor (or its direct and indirect subsidiaries holding interests in the Operating Company) following Closing;

(iv) any Specified Affiliate Bonus of SunPower; and

(v) fifty percent (50%) of all Qualified Offering Costs incurred by the YieldCo Group.

(b) Notwithstanding anything to the contrary contained in this Agreement:

(i) SunPower shall have no indemnification obligations with respect to any claim pursuant to Section 3.2(a) unless SunPower receives notice of such claim, in compliance with Section 3.3, from the Operating Company no later than the date that is sixty (60) days after the expiration of the applicable statute of limitations (including any valid extensions with respect thereto);

(ii) with respect to each Project owned, in whole or in part, by a SunPower Contributed Company, the maximum Damages payable by SunPower with respect to the indemnification of claims regarding such Project pursuant to Section 3.2(a) shall be the Closing Project Value thereof;

(iii) as of the date that is three (3) years after the Effective Date, SunPower shall cease to have any indemnification obligation pursuant to Section 3.2(a)(i) with respect to any Residential Project owned, in whole or in part, by a SunPower Contributed Company; provided that the foregoing limitation shall not apply with respect to any ad valorem, property or similar tax or assessment imposed on any Residential System located in Arizona; and

(iv) the maximum Damages payable by SunPower pursuant to Section 3.2(a) with respect to all claims for Damages incurred or sustained by the YieldCo Group during any Fiscal Year shall not exceed the Distributed Cash Shortfall for SunPower in respect of such Fiscal Year.

Section 3.3 Indemnification Procedures.

(a) If any claim or demand is made against an Indemnified Party or any Subsidiary thereof with respect to any matter by any Person that is not a party to this Agreement (or an Affiliate thereof) (a “Third Party Claim”) that may give rise to a claim for indemnification against an Indemnifying Party under this Article III, then the Indemnified Party will as promptly as practicable, but not later than ten (10) days after receipt of such claim or demand, notify the Indemnifying Party in writing and in reasonable detail of the Third Party Claim (including the factual basis for the Third Party Claim, and, to the extent known, the amount, or an estimate of the amount (which estimate shall not be binding on the Indemnified Party), of the Third Party Claim); provided, however, that no delay on the part of the Indemnified Party in notifying the Indemnifying Party will relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party is materially prejudiced as a result thereof.

(b) The Indemnifying Party will have the right, at its option, to participate in or to assume the defense, negotiation or settlement of the Third Party Claim (in either case at the expense of the Indemnifying Party) with counsel of its choice reasonably satisfactory to the Indemnified Party; provided, however, the Indemnifying Party shall not be entitled to assume, and the Indemnified Party shall be entitled to have control over, the defense or settlement of any Third Party Claim (with counsel reasonably satisfactory to the Indemnifying Party) to the extent that such Third Party Claim seeks an Order against the Indemnified Party that, if successful, would be reasonably likely to materially interfere with the business, operations, assets or financial condition of the Indemnified Party. In the event that the Indemnifying Party fails to respond to the defense of the Third Party Claim within ten (10) Business Days after receipt of notice pursuant to Section 3.3(a), the Indemnified Party has the right to assume the defense of the Third Party Claim (at the expense of the Indemnifying Party) until such time as the Indemnifying Party assumes the defense thereof. The Indemnifying Party will be liable for the reasonable fees and expenses of counsel employed by the Indemnified Party for any period during which the Indemnifying Party has failed to assume the defense thereof, including fees and expenses incurred by the Indemnified Party in contesting and defending a Third Party Claim after delivery of the notice in accordance with Section 3.3(a) but prior to the Indemnifying Party assuming the defense of such Third Party Claim. Should the Indemnifying Party so elect to assume the defense of a Third Party Claim, the Indemnifying Party will not be liable to the Indemnified Party for any legal or other expenses subsequently incurred by the Indemnified Party in connection with the defense thereof; provided, however, that, if the Indemnified Party reasonably concludes that (i) the potential imposition of criminal liability against the Indemnified Party or (ii) a conflict of interest exists in respect of such claim, such Indemnified Party will have the right to employ separate counsel reasonably satisfactory to the Indemnifying Party to represent such Indemnified Party and in that event the reasonable fees and expenses of such separate counsel (but not more than one separate counsel for all Indemnified Parties) shall be paid by such Indemnifying Party.

(c) No Indemnifying Party will consent to any settlement, compromise or discharge (including the consent to entry of any judgment) of any Third Party Claim without the Indemnified Party’s prior written consent (which consent will not be unreasonably withheld, conditioned or delayed); provided, however, if the Indemnifying Party assumes the defense of any Third Party Claim, the Indemnified Party will agree to any settlement compromise or discharge of such Third Party Claim that the Indemnifying Party may recommend and that by its terms obligates the Indemnifying Party to pay all monetary amounts in connection with such Third Party Claim and unconditionally releases the Indemnified Party completely from all liability in connection with such Third Party Claim; provided, however, that the Indemnified Party may refuse to agree to any such settlement, compromise or discharge (i) that provides for injunctive or other non-monetary relief affecting the Indemnified Party or (ii) that, in the reasonable opinion of the Indemnified Party, would otherwise materially adversely affect the Indemnified Party. Whether or not the Indemnifying Party shall have assumed the defense of a Third Party Claim, the Indemnified Party will not admit any liability, consent to the entry of any judgment or enter into any settlement or compromise with respect to the Third Party Claim without the prior written consent of the Indemnifying Party (which consent will not be unreasonably withheld, conditioned or delayed). If the Indemnifying Party elects not to assume the defense of a Third Party Claim, and the Indemnified Party defends, settles or otherwise deals with such Third Party Claim, the Indemnified Party shall provide thirty (30) days’ advance written notice of any settlement to the Indemnifying Party and shall consider the Indemnifying Party’s comments to such settlement or defense and shall act reasonably and in accordance with the Indemnified Party’s good faith business judgment.

(d) If the Indemnifying Party assumes the defense of any Third Party Claim, the Indemnifying Party will keep the Indemnified Party informed of all material developments relating to or arising in connection with such Third Party Claim. If the Indemnifying Party chooses to defend a Third Party Claim, the Parties will cooperate in the defense thereof (with the Indemnifying Party being responsible for all reasonable out-of-pocket expenses of the

Indemnified Party in connection with such cooperation), which cooperation will include the provision to the Indemnifying Party of records and information relating to such Third Party Claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided thereunder.

(e) Any claim on account of Damages for which indemnification is provided under this Agreement that does not involve a Third Party Claim will be asserted by prompt written notice given by the Indemnified Party to the Indemnifying Party from whom such indemnification is sought. The failure by any Indemnified Party to so notify the Indemnifying Party will not relieve the Indemnifying Party from any liability which it may have to such Indemnified Party under this Agreement, unless (and then solely to the extent) the Indemnifying Party is materially prejudiced as a result thereof.

Section 3.4 Certain Indemnification Matters.

(a) This Article III shall not limit the rights and obligations of each Sponsor under Article IX or Article X of the Master Formation Agreement (except as expressly set forth therein).

(b) Any liability for indemnification under this Agreement shall be determined without duplication by reason of the state of facts giving rise to such liability constituting a breach of more than one representation, warranty, covenant or agreement.

(c) Each Indemnified Party shall take all commercially reasonable steps to mitigate all Damages relating to a claim, including availing itself of any defense, limitations, rights of contributions, claims against third Persons and other rights at law or equity (and the cost and expenses of such mitigation shall constitute Damages for all purposes hereunder); provided that any failure to comply with this Section 3.4(c) shall not limit any Indemnified Party’s remedies under this Article III except to reduce the amount of Damages recovered or recoverable by such Indemnified Party in an amount equal to the Damages caused by such Party’s failure to comply with this Section 3.4(c).

(d) If the amount of any Indemnified Party’s Damages, at any time subsequent to an Indemnifying Party’s making of a payment under this Article III, is reduced by actual recovery, settlement, or otherwise under or pursuant to any applicable insurance coverage, or pursuant to any applicable claim, recovery, settlement or payment by or against any other Person (collectively, “Recoveries”), the amount of such Recoveries shall be repaid by the Indemnified Party to the applicable Indemnifying Party within fifteen (15) days after receipt thereof by such Indemnified Party, up to the aggregate amount of (i) the payments made by the applicable Indemnifying Party to such Indemnified Party less (ii) any deductibles, co-payments or other costs and expenses (including reasonable legal fees and expenses and retrospective insurance premium adjustments, if any) reasonably incurred by the Indemnified Party in seeking such Recoveries.

(e) Amounts payable pursuant to claims under Section 3.1(a) or Section 3.2(a) shall be paid by the Indemnifying Party to the Subsidiary of the Operating Company that is the Person that incurred or sustained the Damages giving rise to such claim, any Subsidiary of the Operating Company that is a direct or indirect owner of such Person or, if there is no such Subsidiary, directly to the Operating Company.

Section 3.5 Related Waivers of Claims and Other Tax Equity Financing Matters.

(a) In addition to its indemnification obligation set forth in Section 3.1(a)(ii) or Section 3.2(a)(ii), as applicable, each Sponsor further agrees to waive, and cause its Affiliate to waive, any claims such Person may have against any member of the YieldCo Group under a purchase and sale or similar agreement for payment of any portion of the purchase price owed to such Sponsor or its Affiliate as consideration for a Contributed Company, to the extent such amount constitutes a Tax Equity Purchase Shortfall.

(b) Notwithstanding any provision of any Tax Equity Financing of a SunPower-related Contributed Company to the contrary, SunPower agrees, and SunPower shall take all actions reasonably requested by the Operating Company or otherwise required to cause the Class C member of such Contributed Company, to comply with the following: (i) not to directly or through a subsidiary assign or encumber the Class C member interest without the consent of the Operating Company, except for (A) an assignment to a wholly owned subsidiary of SunPower or (B) a collateral assignment in connection with a corporate financing initiative of SunPower; (ii) not to directly or through a subsidiary assign its Class C membership interest without first offering to the Operating Company the right to acquire such interest at fair market value, (iii) not to withhold its consent to an assignment or encumbrance of a Class B member interest, (iv) that any right of a Class C member to consent to or approve an assignment by a Class A member shall be exercised by the Class C member only as directed by the Operating Company, and (v) that, in any determination by a majority or supermajority or other group of the members of the Contributed Company, the participation in such determination by the Class C member shall be at the direction of the Operating Company, except for any such determination that (A) requires the Class C member to relinquish or modify a right unique to the Class C member or (B) otherwise adversely impacts the rights or responsibilities of the Class C member. SunPower shall cause such Class C member to notify the Operating Company promptly upon learning of such of proposed assignment by a Class A member or a determination by any majority or supermajority or other group of the members.

(c) In the event of an exercise by any investor in a Tax Equity Financing of any right to redeem its interest or withdraw from a Contributed Company, SunPower agrees to consider, in good faith, loaning to such Contributed Company the amount of capital necessary to effectuate such redemption or withdrawal on terms reasonably satisfactory to SunPower at the time such loan is made.

ARTICLE IV

CONFIDENTIALITY; USE OF NAME AND INSIGNIA

Section 4.1 Confidential Information. From and after the date hereof, each Party (each, a “Receiving Party”) in possession of any other Party’s (each, a “Disclosing Party”) Confidential Information shall (a) hold, and shall cause its Subsidiaries and Affiliates and its and their shareholders, partners, members, directors, officers, employees, agents, consultants, advisors, lenders, potential lenders, investors, potential investors and other representatives (the “Representatives”) to hold all Confidential Information of each Disclosing Party in strict confidence with at least the same degree of care that applies to such Receiving Party’s confidential and proprietary information, (b) not use such Confidential Information, except as expressly permitted by the Disclosing Party, and (c) not release or disclose such Confidential Information to any other Person, except its Representatives or except as required by applicable Law; provided that notwithstanding the foregoing, a Receiving Party shall be permitted to (i) disclose any Confidential Information to the extent required by court order or under applicable Law (provided, that it shall (A) exercise commercially reasonable efforts to preserve the confidentiality of such Confidential Information, (B) to the extent legally permissible, use commercially reasonable efforts to provide the Disclosing Party in advance of such disclosure, with copies of any Confidential Information it intends to disclose (and, if applicable, the text of the disclosure language itself), and (C) reasonably cooperate with the Disclosing Party and its Affiliates to the extent they may seek to limit such disclosure), (ii) make a public announcement regarding such matters (A) as agreed to in writing by the Disclosing Party or (B) as required by the provisions of any securities laws or the requirements of any exchange on which any Party’s securities may be listed, or (iii) disclose any Confidential Information to its Affiliates and its and their Representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Confidential Information and instructed to keep such Confidential Information confidential pursuant to the terms hereof).

Section 4.2 Use of Names and Insignia. The Partnership agrees that from and after the Closing Date, without the prior written consent of, and in accordance with the reasonable quality control requirements imposed by, the applicable Sponsor, the Partnership will not, and shall cause the YieldCo Group not to, directly or indirectly use or otherwise exploit, in connection with any business activities, any service marks, trademarks, trade names, trade dress, Internet domain names, identifying symbols, logos, emblems, signs or insignia related thereto or containing or comprising the foregoing, including any word or logo confusingly similar thereto, containing the words “First Solar” or “SunPower” or any abbreviations or derivations thereof.

ARTICLE V

MISCELLANEOUS PROVISIONS

Section 5.1 Notices. Any notice, statement, demand, claim, offer or other written instrument required or permitted to be given pursuant to this Agreement shall be in writing signed by the Party giving such notice and shall be sent by facsimile, email, hand messenger delivery, overnight courier service, or certified mail (receipt requested) to each other Party at the address set forth below; provided that to be effective any such notice sent originally by facsimile or email must be followed within two (2) Business Days by a copy of such notice sent by overnight courier service (other than any notice delivered by email for which the intended recipient thereof, by reply email, waives delivery of such copy):

If to the Partnership:

8point3 Energy Partners LP

c/o 8point3 General Partner, LLC

77 Rio Robles

San Jose, California 95134

Tel: (408) 240-5500

Email: chuck.boynton@sunpower.com

Attention: Charles Boynton, Chief Executive Officer

with copies, which shall not constitute notice, to:

8point3 Energy Partners LP

c/o 8point3 General Partner, LLC

400 Crossing Boulevard, 5th Floor

Bridgewater, NJ 08807

Tel: (908) 809-4130

Email: jdymbort@firstsolar.com

Attention: Jason Dymbort, General Counsel

8point3 Energy Partners LP

c/o 8point3 General Partner, LLC

350 West Washington Street, Suite 600

Tempe, Arizona 85281

Tel: (602) 414-9300

Email: mark.widmar@firstsolar.com

Attention: Mark Widmar, Chief Financial Officer

If to First Solar:

First Solar, Inc.

350 West Washington Street, Suite 600

Tempe, Arizona 85281

Tel: (602) 414-9300

Email: mark.widmar@firstsolar.com

Attention: Mark Widmar, Chief Financial Officer

with copies to:

First Solar, Inc.

350 West Washington Street, Suite 600

Tempe, Arizona 85281

Tel: (602) 427-2925

Email: generalcounsel@firstsolar.com

Attention: Paul Kaleta, General Counsel

Skadden, Arps, Slate, Meagher & Flom LLP

1440 New York Avenue NW

Washington, D.C. 20005

Tel: (202) 371-7402

Email: lance.brasher@skadden.com

            andrea.nicolas@skadden.com

Attention: Lance Brasher; Andrea Nicolas

If to SunPower:

SunPower Corporation

77 Rio Robles

San Jose, California 95134

Tel: (408) 240-5500

Email: chuck.boynton@sunpower.com

Attention: Charles Boynton, Chief Financial Officer

with copies to:

SunPower Corporation

77 Rio Robles

San Jose, California 95134

Tel: (408) 240-5500

Email: lisa.bodensteiner@sunpower.com

Attention: Lisa Bodensteiner, General Counsel

Baker Botts L.L.P.

910 Louisiana Street

Houston, Texas 77002

Tel: (713) 229-1527

Email: joshua.davidson@bakerbotts.com;

            gerald.spedale@bakerbotts.com

Attention: Joshua Davidson; Gerald Spedale

If to the YieldCo General Partner:

8point3 General Partner, LLC

77 Rio Robles

San Jose, California 95134

Tel: (408) 240-5500

Email: chuck.boynton@sunpower.com

Attention: Charles Boynton, Chief Executive Officer

with copies, which shall not constitute notice, to:

8point3 General Partner, LLC

400 Crossing Boulevard, 5th Floor

Bridgewater, NJ 08807

Tel: (908) 809-4130

Email: jdymbort@firstsolar.com

Attention: Jason Dymbort, General Counsel

8point3 General Partner, LLC

350 West Washington Street, Suite 600

Tempe, Arizona 85281

Tel: (602) 414-9300

Email: mark.widmar@firstsolar.com

Attention: Mark Widmar, Chief Financial Officer

If to Operating Company:

8point3 Operating Company, LLC

c/o 8point3 General Partner, LLC

77 Rio Robles

San Jose, California 95134

Tel: (408) 240-5500

Email: chuck.boynton@sunpower.com

Attention: Charles Boynton, Chief Executive Officer

with copies, which shall not constitute notice, to:

8point3 Operating Company, LLC

c/o 8point3 General Partner, LLC

400 Crossing Boulevard, 5th Floor

Bridgewater, NJ 08807

Tel: (908) 809-4130

Email: jdymbort@firstsolar.com

Attention: Jason Dymbort, General Counsel

8point3 Operating Company, LLC

c/o 8point3 General Partner, LLC

350 West Washington Street, Suite 600

Tempe, Arizona 85281

Tel: (602) 414-9300

Email: mark.widmar@firstsolar.com

Attention: Mark Widmar, Chief Financial Officer

If to Holdings:

8point3 Holding Company, LLC

c/o First Solar, Inc.

350 West Washington Street, Suite 600

Tempe, Arizona 85281

Tel: (602) 414-9300

Email: mark.widmar@firstsolar.com

Attention: Mark Widmar, Chief Financial Officer

and

8point3 Holding Company, LLC

c/o SunPower Corporation

77 Rio Robles

San Jose, California 95134

Tel: (408) 240-5500

Email: chuck.boynton@sunpower.com

Attention: Charles Boynton, Chief Financial Officer

with copies, which shall not constitute notice, to:

8point3 Holding Company, LLC

c/o First Solar, Inc.

350 West Washington Street, Suite 600

Tempe, Arizona 85281

Tel: (602) 427-2925

Email: generalcounsel@firstsolar.com

Attention: Paul Kaleta, General Counsel

and

8point3 Holding Company, LLC

c/o SunPower Corporation

77 Rio Robles

San Jose, California 95134

Tel: (408) 240-5500

Email: lisa.bodensteiner@sunpower.com

Attention: Lisa Bodensteiner, General Counsel

Each Party shall have the right to change the place to which notices shall be sent or delivered or to specify one additional address to which copies of notices may be sent, in either case by similar notice sent or delivered in like manner to the other Party. Without limiting any other means by which a Party may be able to prove that a notice has been received by another Party, all notices and communications shall be deemed to have been duly given: (i) at the time delivered by hand, if personally delivered; (ii) five (5) Business Days after being deposited in the mail, postage prepaid, if mailed by first class certified mail, receipt requested; (iii) when received, if sent by facsimile or email, if received prior to 5 p.m., recipient’s time, on a Business Day, or on the next Business Day, if received later than 5 p.m., recipient’s time; and (iv) on the next Business Day after timely delivery to the courier, if sent by overnight air courier guaranteeing next day delivery. In any case hereunder in which a Party is required or permitted to respond to a notice from another Party within a specified period, such period shall run from the date on which the notice was deemed duly given as above provided, and the response shall be considered to be timely given if given as above provided by the last day of the period provided for such response.

Section 5.2 Time is of the Essence. Time is of the essence of this Agreement; provided, however, notwithstanding anything to the contrary in this Agreement, if the time period for the performance of any covenant or obligation, satisfaction of any condition or delivery of any notice or item required under this Agreement shall expire on a day other than a Business Day, such time period shall be extended automatically to the next Business Day.

Section 5.3 Assignment. No Party will convey, assign or otherwise transfer either this Agreement or any of the rights, interests or obligations hereunder without the prior written consent of the other Party hereto (in each of such Party’s sole and absolute discretion). Any such prohibited conveyance, assignment or transfer without the prior written consent of the other Party will be void ab initio. Notwithstanding the foregoing, nothing contained in this Agreement shall preclude (i) any pledge, hypothecation or other transfer or assignment of a Party’s rights, title and interest under this Agreement, including any amounts payable to such Party under this Agreement, to a bona fide Financing Party as security for debt financing to such Party or one of its Affiliates, or (ii) the assignment of such rights, title and interest under this Agreement upon exercise of remedies by a Financing Party following a default by such Party or one of its Affiliates under the financing agreements entered into with the Financing Parties.

Section 5.4 Parties in Interest. This Agreement is binding upon and is for the benefit of the Parties hereto and their respective successors and permitted assigns. This Agreement is not made for the benefit of any Person not a party hereto, and no Person other than the Parties hereto and their respective successors and permitted assigns will acquire or have any benefit, right, remedy or claim under or by virtue of this Agreement.

Section 5.5 Other Activities. No Party hereto shall be prohibited from engaging in or holding an interest in any other business ventures of any kind or description, or any responsibility to account to the other for the income or profits of any such enterprises or have this Agreement be deemed to constitute any agreement not to compete. This Agreement shall not be deemed to create a partnership, joint venture, association or any other similar relationship between the Parties.

Section 5.6 Captions. All Section titles or captions contained in this Agreement or in any Schedule referred to herein and the table of contents of this Agreement are for convenience only and shall not be deemed to be a part of this Agreement or affect the meaning or interpretation of this Agreement.

Section 5.7 GOVERNING LAW. THIS AGREEMENT, INCLUDING THE FORMATION, BREACH, TERMINATION, VALIDITY, INTERPRETATION AND ENFORCEMENT THEREOF, AND ALL TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, SHALL IN ALL RESPECTS BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO PRINCIPLES OR RULES OF CONFLICT OF LAWS, TO THE EXTENT SUCH PRINCIPLES OR RULES WOULD PERMIT OR REQUIRE THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION. FOR THE AVOIDANCE OF DOUBT, IT IS INTENDED THAT 6 DEL. C. § 2708, WHICH PROVIDES FOR ENFORCEMENT OF DELAWARE CHOICE OF LAW WHETHER OR NOT THERE ARE OTHER RELATIONSHIPS WITH DELAWARE, SHALL APPLY.

Section 5.8 Severability. Whenever possible each provision and term of this agreement will be interpreted in a manner to be effective and valid. If any term or provision of this Agreement or the application of any such term or provision to any Person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, the remaining provisions hereof, or the application of such term or provision to Persons or circumstances other than those as to which it has been held invalid, illegal or unenforceable, will remain in full force and effect and will in no way be affected, impaired or invalidated thereby. If any term or provision of this Agreement is held to be prohibited or invalid, then such term or provision will be ineffective only to the extent of such prohibition or invalidity without invalidating or affecting in any manner whatsoever the remainder of such term or provision or the other terms and provisions of this Agreement. Upon determination that any other term or provision of this Agreement is invalid, void, illegal, or unenforceable, a court of competent jurisdiction will modify such term or provision so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible under the Law.

Section 5.9 Consent to Jurisdiction. Each of the Parties hereto irrevocably and unconditionally confirms and agrees (a) that it is and shall continue to be subject to the jurisdiction of the courts of the State of Delaware and of the federal courts sitting in the State of Delaware and (b)(i) to the extent that such Party is not otherwise subject to service of process in the State of Delaware, to appoint and maintain an agent in the State of Delaware as such Party’s agent for acceptance of legal process and notify the other Parties hereto of the name and address of such agent, and (ii) to the fullest extent permitted by applicable Law, that service of process may also be made on such Party by prepaid certified mail with a proof of mailing receipt validated by the U.S. Postal Service constituting evidence of valid service, and that, to the fullest extent permitted by Law, service made pursuant to (b)(i) or (ii) above shall have the same legal force and effect as if served upon such Party personally within the State of Delaware. TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY (A) CONSENTS AND SUBMITS TO THE EXCLUSIVE JURISDICTION OF ANY FEDERAL OR STATE COURT LOCATED IN THE STATE OF DELAWARE, INCLUDING THE DELAWARE COURT OF CHANCERY IN AND FOR NEW CASTLE COUNTY (THE “DELAWARE COURTS”) FOR ANY ACTIONS, SUITS OR PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT (AND AGREES NOT TO COMMENCE ANY LITIGATION RELATING THERETO EXCEPT IN SUCH COURTS), (B) WAIVES ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUCH LITIGATION IN THE DELAWARE COURTS AND AGREES NOT TO PLEAD OR CLAIM IN ANY DELAWARE COURT THAT SUCH LITIGATION BROUGHT THEREIN HAS BEEN BROUGHT IN ANY INCONVENIENT FORUM AND (C) ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

Section 5.10 Entire Agreement. This Agreement constitutes the entire agreement between the Parties with respect to the subject matter hereof and this Agreement supersedes all prior negotiations, agreements or understandings of the Parties of any nature, whether oral or written, relating thereto.

Section 5.11 Amendment. This Agreement may be modified, amended or supplemented only by written agreement executed by the Parties.

Section 5.12 Waiver; Remedies. No delay on the part of First Solar or SunPower in exercising any right, power or privilege hereunder will operate as a waiver thereof, nor will any waiver on the part of First Solar or SunPower of any right, power or privilege hereunder operate as a waiver of any other right, power or privilege hereunder, nor will any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

Section 5.13 Facsimile; Counterparts. Any Party may deliver executed signature pages to this Agreement by facsimile transmission to the other Parties, which facsimile copy shall be deemed to be an original executed signature page. This Agreement may be executed in one or more counterparts, each of which will be deemed an original, but all of which together will constitute a single instrument.

[Remainder of Page Intentionally Left Blank; Signature Page Follows]

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed as of the date first above written and delivered in their names by their respective duly authorized officers or representatives.

8point3 Energy Partners LP

By: 8point3 General Partner, LLC
its general partner

By:	/s/ Charles D. Boynton
Name: Charles D. Boynton
Title: Chief Executive Officer

8point3 General Partner, LLC

By:	/s/ Charles D. Boynton
Name: Charles D. Boynton
Title: Chief Executive Officer

8point3 Operating Company, LLC

By: 8point3 Energy Partners LP, its managing member

By: 8point3 General Partner, LLC, its general partner

By:	/s/ Charles D. Boynton
Name: Charles D. Boynton
Title: Chief Executive Officer

8point3 Holding Company, LLC

By: First Solar 8point3 Holdings, LLC, its member

By:	/s/ Alexander R. Bradley
Name: Alexander R. Bradley
Title: Vice President, Treasury and
Project Finance

By: SunPower YC Holdings, LLC, its member

By:	/s/ Kenneth Mahaffey
Name: Kenneth Mahaffey
Title: Assistant Secretary

First Solar, Inc.

By:	/s/ Mark R. Widmar
Name: Mark R. Widmar
Title: Chief Financial Officer

SunPower Corporation

By:	/s/ Charles D. Boynton
Name: Charles D. Boynton
Title: Executive Vice President, Chief
Financial Officer and Assistant Secretary

[Signature Page to Omnibus Agreement]

SCHEDULE I

Closing Date Contributed Projects

No.	Sponsor	Project	Scheduled COD	Guaranteed Project Capacity (MWAC)	Minimum Project Capacity (MWAC)	Closing Project Value	Capacity Buy-Down Amount ($per MW)

1.	First Solar	Solar Gen 2	Achieved November 25, 2014	Not applicable – COD achieved	Not applicable – COD achieved	403,635,750	Not applicable – COD achieved

2.	First Solar	Lost Hills	Achieved April 17, 2015	Not applicable – COD achieved	Not applicable – COD achieved	62,161,323	Not applicable – COD achieved

3.	First Solar	North Star	June 30, 2015	58.20	55.80	187,265,991	3,121,100

4.	First Solar	Maryland Solar	Achieved February 7, 2014	Not applicable – COD achieved	Not applicable – COD achieved	106,502,256	Not applicable – COD achieved

5.	SunPower	RPU	October 31, 2015	7.28	6.98	23,836,293	3,178,172

6.	SunPower	Quinto	October 31, 2015	104.76	100.44	738,644,661	6,839,302

7.	SunPower	UC Davis	September 30, 2015	12.61	12.09	41,003,214	3,154,093

8.	SunPower	Macy’s	October 31, 2015	3.04	2.91	9,872,311	3,154,093

9.	SunPower	Residential Portfolio	Achieved June 4, 2014	Not applicable – COD achieved	Not applicable – COD achieved	178,579,852	Not applicable – COD achieved

SCHEDULE II

TAX EQUITY FINANCINGS

A. FIRST SOLAR TAX EQUITY FINANCINGS

Those matters set forth in Schedule 1.1(f) of the FS Disclosure Schedule to the Master Formation Agreement, as of the Closing.

B. SUNPOWER TAX EQUITY FINANCINGS

Those matters set forth in Schedule 1.1(f) of the SP Disclosure Schedule to the Master Formation Agreement, as of the Closing.

SCHEDULE III

SPECIFIED CREDIT SUPPORT

A. FIRST SOLAR SPECIFIED CREDIT SUPPORT

LOST HILLS1

1.	Letter of Credit No. L5LS-422891 (and amendments thereto) issued by JPMorgan Chase Bank to PG&E, dated September 6, 2012, for account of Blackwell Solar, LLC ($1,800,000)

2.	Surety bond in connection with interconnection facilities received by Pacific Gas and Electric Company ($675,408)

3.	Surety bond in connection with network upgrades received by Pacific Gas and Electric Company ($725,100)

4.	Guaranty of First Solar, Inc. of obligations of Lost Hills Solar LLC, and Blackwell Solar, LLC, for the benefit of McCarthy Building Company, Inc., effective as of March 31, 2014, as amended by the Amendment No. 1 to Guaranty Agreement by and between First Solar, Inc. and McCarthy Building Companies, Inc., dated as of March 17, 2015

MARYLAND SOLAR

1.	Performance bond received by Maryland Public Service ($2,100,000)[2]

NORTH STAR3

1.	Letter of Credit for the benefit of Turlock Irrigation District ($217,000)

2.	Letter of credit for the benefit of PG&E ($3,000,000)

3.	Surety Bond No. 106016808 in connection with financial security for the benefit of PG&E ($6,177,805)

4.	Surety Bond No. 106166955 in connection with financial security for the benefit of PG&E ($1,344,482)

5.	Reclamation, Performance and Maintenance Bond No. 1030572 in connection with restoration of agricultural land ($1,543,000)

6.	Performance Bond No. 1030534 in connection with encroachment permit ($6,000)

SOLAR GEN 2

1.	Performance bond No. 7403553 ($183,000)

2.	Performance bond No. 7403522 ($1,627,950)

3.	Guaranty of First Solar Inc. for the benefit of Imperial Irrigation District, dated April 16, 2014

B. SUNPOWER SPECIFIED CREDIT SUPPORT

QUINTO

1.	Sales and Use Tax Bond No. 1030531, issued by The Hanover Insurance Company for the account of SunPower Corporation, Systems issued in favor of Merced County

2.	AKT North Conservation Easement Consideration Guaranty, dated as of June, 2014, by SunPower Corporation in favor of AKT Santa Nella Solar Investors II, LLC

3.	Stockton Terminal Conservation Easement Consideration Guaranty, dated as of June, 2014 by SunPower Corporation in favor of AKT Santa Nella Solar Investors II, LLC

4.	Irrevocable Nontransferable Standby Letter of Credit, Reference No. 839BGC1100179, issued on August 30, 2013 by Deutsche Bank AG, New York Branch in favor of Pacific Gas and Electric Company for the account of SunPower Corporation Systems

5.	Irrevocable Nontransferable Standby Letter of Credit, Reference No. 839BGC1100180, issued on August 30, 2013 by Deutsche Bank AG, New York Branch in favor of Pacific Gas and Electric Company for the account of SunPower Corporation Systems

RPU PROJECT

None.

UC DAVIS PROJECT

None.

MACY’S PROJECT

None.

RESIDENTIAL PROJECT

None.

[1]	With respect to items 1-3, only Specified Credit Support until replaced by Southern Renewable Partnerships, LLC as part of the Lost Hills Sale Transaction (as defined in the Master Formation Agreement).
[2]	Only Specified Credit Support until replaced by a letter of credit to be issued under the Credit Facility (as defined in the Master Formation Agreement).
[3]	With respect to items 1-5, only Specified Credit Support until replaced by Southern Renewable Partnerships, LLC as part of the North Star Sale Transaction (as defined in the Master Formation Agreement).

SCHEDULE IV

CONTRIBUTED COMPANIES

A. First Solar Contributed Companies

1. FSAM SG2 Holdings, LLC

2. SG2 Holdings, LLC

3. SG2 Imperial Valley LLC

4. FSAM NS Holdings, LLC

5. NS Solar Holdings, LLC

6. North Star Solar, LLC

7. Maryland Solar LLC

8. FSAM Lost Hills Blackwell Holdings, LLC

9. Lost Hills Blackwell Holdings, LLC

10. Lost Hills Solar Holdco, LLC

11. Lost Hills Solar, LLC

12. Blackwell Solar Holding, LLC

13. Blackwell Solar, LLC

B. SunPower Contributed Companies

1. SSCA XIII Managing Member, LLC

2. SSCA XIII Holding Company, LLC

3. Solar Star California XIII Parent, LLC

4. Solar Star California XIII, LLC

5. SunPower Residential I, LLC

6. SunPower Commercial Managing Member I, LLC

7. SunPower Commercial Holding Company I, LLC

8. Solar Star California XXXII, LLC

9. Solar Star California XXX, LLC

10. Solar Star California XXX (2), LLC

11. SSCA XXXI Managing Member, LLC

12. SSCA XXXI Holding Company, LLC

13. Solar Star California XXXI, LLC

C. Applicable Percentage for Specified Affiliate Bonuses

Contributed Company	Applicable Percentage of Specified Affiliate Bonus
SG2 Imperial Valley LLC	• 31.6%, with respect to any “Energy Performance Test Bonus” • 49%, with respect to any “Effective Availability Guarantee Bonus”
North Star Solar, LLC	• 32.12%, with respect to any “Energy Performance Test Bonus” • 49%, with respect to any “Effective Availability Guarantee Bonus”
Lost Hills Solar, LLC Blackwell Solar, LLC	• 31.37%, with respect to any “Energy Performance Test Bonus” • 49%, with respect to any “Effective Availability Guarantee Bonus”